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                                                                 Exhibit 10.2(p)
                                                  PERSONAL & HIGHLY CONFIDENTIAL

June 1, 2004

Frank Connolly
211 Shelter Rock Road
Stamford, Connecticut 06903

Dear Frank:

     This letter constitutes the agreement (the "Agreement") between you and Modem Media, Inc. (the "Company") regarding severance and stay benefits due to you under certain circumstances as described below.

     1. Severance. The severance benefits set forth in Section 9 of your agreement with the Company dated January 4, 2001 shall be amended to provide that any cash severance payments due thereunder shall be payable in a lump sum amount in cash within 10 days from the date of your termination, provided that you execute a separation agreement and release as provided in such Section 9. Your severance will be calculated based upon your base salary as in effect immediately prior to the Change of Control.

     2. Stay Bonus. In the event of a Change of Control (as defined in Section 3 below), you shall be eligible for a stay bonus in an amount in cash equal to twelve months' base salary, as in effect immediately prior to the Change of Control (minus applicable withholding and other deductions required by law), provided you (i) remain employed by the Company (or its successor) for at least ninety (90) days following the Change of Control; or (ii) terminate your employment with Good Reason (as defined in Section 5 below) no later than ninety
(90) days following the Change in Control; or (iii) are terminated by the Company without Cause (as defined in Section 4 below) no later than ninety (90) days following the Change of Control. The stay bonus shall be paid in a lump sum amount in cash within 10 days of the first occurrence of an event described in
(i), (ii) or (iii) of this paragraph.

     3. Change of Control. For purposes of this Agreement, "Change of Control" shall mean the occurrence of any of the following events: (i) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets; or (iii) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities.

     4. Termination for Cause. For purposes of this Agreement, "Cause" shall mean (i) your gross misconduct in the performance of your duties for the Company; (ii) your engaging in illegal conduct (other than any misdemeanor, traffic violation or similar misconduct) in connection with your performance of duties for the Company; or (iii) your commission of a felony. The determination as to whether "Cause" exists shall be made by me (or such other individual who may become your immediate supervisor), and such determination shall be final, conclusive and binding on all persons.

     5. Termination for Good Reason. For purposes of this Agreement, "Good Reason" shall mean a material reduction in your compensation or/and employee benefits; material reduction in your job responsibilities or position; or relocation of your work location by more than fifty (50) miles from your office immediately prior to the Change of Control.

     6. Other Agreements. Except as specifically stated herein, all other terms and conditions of prior written agreements regarding the subject of your employment, including that agreement dated January 4, 2001, shall remain in full force and effect. This Agreement expressly modifies such agreement dated January 4, 2001 in accordance with Section 16 thereof.

     7. Taxes. If it is determined that any payments and benefits that you receive from the Company or an affiliate or successor of the Company as a result of the Change in Control will result in you being subject to an excise tax under
Section 4999 of the Internal Revenue Code (the "Code"), then the Company will make a Gross-Up Payment (as defined below) to or on behalf of you as and when any such determination is made, provided you take such action (other than waiving your right to any payments or benefits) as the Company reasonably requests under the circumstances to mitigate or challenge such tax.





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Any such determination will be made in accordance with Sections 280G and 4999 of the Code and any other applicable law, regulations, rulings or case law. If the Company reasonably requests that you take action to avoid assessment of, or to mitigate or challenge, any such tax or assessment, including restructuring your right to receive any payments or benefits to which you are entitled (other than under this paragraph), you agree to consider such request (but in no event to waive or limit your right to any payments or benefits in a manner that would not be neutral to you from a financial point of view), and in connection with any such consideration, the Company will provide such information and advice as you may reasonably request and will pay for all reasonable expenses incurred in effecting your compliance with such request and any related taxes, fines, penalties, interest and other assessments. The term "Gross-Up Payment" means an additional amount such that you will, on an after-tax basis (including any income tax, payroll tax, further excise tax, interest, penalties and other assessments levied on any payment or benefit) receive the full amount of the payments and benefits for which The Company is liable, as if there was no excise tax under Section 4999 of the Code on any of your payments or benefits. To the extent permitted by applicable law, you agree to return to the Company the excess of any Gross-Up Payment made to you over the payment which would have been sufficient to put you in such same after-tax position.

     A few important final points: first, since only certain key employees are being offered a stay bonus, we require that you treat as highly confidential both the existence and terms of this letter, and that you refrain from discussing this confidential information with any of your coworkers. You will not be eligible for the stay bonus benefits described in Section 2 if you fail to meet this critical requirement. You are a key player at Modem Media. We regard you as integral to our continued success, and we want to reward you for staying on the team during this uncertain transition period. I trust that the above-described stay bonus and severance enhancement will allay some of the concerns you may have for your future.

     If you have any questions, please contact Sloane Levy.

                                        Very truly yours,
                                        MODEM MEDIA, INC.


                                        /s/ Marc C. Particelli
                                        ----------------------------------------
                                        Name: Marc Particelli
                                        Title: CEO and President

Accepted and Agreed:


/s/ Frank J. Connolly, Jr.
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Date: June 1, 2004